TERMINATION AGREEMENT

Party A: Xi’an Yongchun Science& Technology Development Co., Ltd.

Party B: Xi’an Amorphous Alloy Zhongxi Transformer Co.,Ltd

Based on the agreement signed both Parties on Aug. 20, 2005, the series No. is ycfj-2005-02, regarding Party B would cooperate with Party A to construct the factory of product line of 5 thousand tons capability per year for AMDT-core in Yongchun Science & Technology Industry Centre, and offer money RMB4.90 million as construction fees. The factory would complete at the end of June in 2007. Due to jurisdictional department of Party A would purchase the whole area of Party A’s industry centre, and Party A’s surrounding environment is becoming a standard office building, result in increased in cost of industry environment, after consultation by both Parties, they made the consent as follows regarding the origin agreement and would obey the terms.

1.Party B cancelled the planning for constructing the factory of product line of 5 thousand tons capability per year for AMDT-core in Party A’s industry centre.

2. Based on the agreement, Party A will return RMB4.90 million Party B offered in advance as the construction fees, and Party A will compensate RMB 490,000 to Party B, due to Party A’s action influenced any losses for Party B’s construction of product line, Party A will pay for another RMB110,000 as indemnity for Party A’s apology.

3. Due to the contact between both Parties during construction cooperative, Party A understood deeply for Party B’s project, and have intention to invest Party B to construct the project in another place, if the investment relation is set up, Party B shall consider to reduce the compensation properly.

4. The agreement will be effective upon Party A returned the construction fees and compensation of Party B. At the same time, the agreement ycfj-2005-02 will be invalid.

5. The agreement have 2 original, each Party hold one original.

6.Any disputes, controversies or differences which may arise between two Parties shall be settled through negotiation. If failed to make a consent, the two Parties are entitled to sue for people’s court.

Party A: Xi’an Yongchun Science & Technology Development Co., Ltd.

Representative:

Party B: Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd.

Representative:

Oct. 25, 2007